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                                 Exhibit 99.1

                             FOR IMMEDIATE RELEASE

          BOSTON LIFE SCIENCES SIGNS LICENSING AGREEMENT WITH PFIZER
                            FOR ALLERGY AND ASTHMA

September 13, 1999, Boston, MA--Boston Life Sciences, Inc. (NASDAQ: BLSI) announced that the Company had entered into a development and licensing agreement with Pfizer, Inc. to further develop a major sector of BLSI's C-Maf technology.

"Since the discovery by Professor Laurie Glimcher of C-Maf and its publication in Cell (vol. 85; 973-983; 1996), we have been collaborating with Prof. Glimcher to develop a high-throughput screen that can be used to identify inhibitors of C-Maf. C-Maf is an important transcriptional regulator of IL-4 production and is the only known tissue-specific transcription factor that is capable of physiologically transforming Th1 cells into Th2 cells. Conversely, as elucidated by Prof. Glimcher, inhibition of C-Maf transforms Th2 cells into Th1 cells. Since Th2 cells are essential to the triggering of allergies and asthma and their debilitating symptomatology, C-Maf inhibitors potentially could be used to treat a broad spectrum of these conditions. We are delighted that Pfizer intends to utilize this technology to identify potential small molecule inhibitors of C-Maf and thus embark on a new approach to the treatment of allergies and asthma," stated Dr. Marc Lanser, Chief Scientific Officer of BLSI.

Under the terms of the agreement (which includes a transfer of the technology to Pfizer), Pfizer will screen its small molecule collection for potential inhibitors of C-Maf, with the goal of developing a small molecule therapeutic drug for the treatment of a wide range of allergies and asthma. BLSI will receive an undisclosed initial payment and royalties on eventual sales of any product potentially derived from the development effort.

"BLSI will also continue to independently further develop C-Maf as gene therapy for the treatment of severe autoimmune disease such as Type 1 Diabetes and Multiple Sclerosis," added Dr. Lanser.

"Given the extremely important transcription factor and gene vector technologies discovered by Prof. Glimcher delineating the key role that Th1 and Th2 cells play in the development of autoimmune disease and allergies, we believe that several collaborative relationships can eventually radiate from the core of her work, which is centered on controlling the production of critical cytokines (immune system regulators) at the genetic level. We hope to co-develop two gene therapy products, and at least four small molecule inhibitors for the treatment of autoimmune disease, allergies, cancer and AIDS based on this work," stated Dr. Lanser.

                                   --more--

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About Boston Life Sciences, Inc.

BLSI is developing novel treatments for cancer, autoimmune disease, and central nervous system disorders. In addition to C-Maf, products awaiting FDA review, in clinical trials or in preclinical development by BLSI include Therafectin(R) for the treatment of Rheumatoid Arthritis; Altropane(TM), a radioimaging agent for the diagnosis of Parkinson's Disease and Attention Deficit Hyperactivity Disorder (ADHD); Troponin I, an anti-angiogenic factor for the treatment of solid tumor metastases; AF-1 for the potential treatment of stroke and spinal cord injury; and fusion toxins for the treatment of adenocarcinomas, allergies, and multiple sclerosis.

The foregoing contains forward-looking statements with regard to product development intentions on the part of BLSI and its licensees and assumptions on the clinical efficacy and commercial viability of products and/or technologies, which may not be realized due to the uncertainties inherent in the research and development process, regulatory approval process and the determination of licensees with respect to their continued development of technology licensed from BLSI.

For further information

Media Contact              Analyst Contact          Boston Life Sciences, Inc.
Jim Weinrebe               Neil Berkman             Marc E. Lanser, M.D.
Lauren Arnold              Neil Berkman Associates  Chief Scientific Officer
Schwartz Communications    310.277.5162             617.425.0200
781.684.0770                                        www.bostonlifesciences.com
781.684.0771

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